POLICY NAME:       Code of Ethics and Conduct
BOARD APPROVED: June 28, 2024
LAST REVIEWED: June 13, 2024
LAST REVISION: November 23, 2022
OWNER: Julie Abel

Code of Ethics and Conduct

UTG, Inc. (“UTG” or the “Company”) is committed to operating its business with honesty, integrity and the highest level of ethical conduct.  This Code of Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide the directors, officers, and employees of the Company. All Company directors, officers, and employees should conduct themselves accordingly and seek to avoid even the appearance of improper behavior in any way relating to the Company. In appropriate circumstances, this Code should also be provided to an followed by the Company’s agents and representatives, including consultants.

Any director or officer who has questions about this Code should consult with the Chief Executive Officer, the Chief Financial Officer, or legal counsel as appropriate in the circumstances. If an employee has any questions about this Code, the employee should ask his or her supervisor how to handle the situation.

This Code is supplemented by other policies, some of which are referenced throughout this document. The Company may change the Code and these other policies without advance notice at any time. The Company also retains the sole right to administer and interpret all such policies.

Scope of Code

This Code is intended to deter wrongdoing and to promote the following:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
Full, fair, accurate, timely, and understandable disclosure in reports and documents the Company files with, or submits to, the Securities and Exchange Commissions (the “SEC”), the state Departments of Insurance (the “DOI”), other regulatory bodies, and other communications made by the Company;

•	Compliance with applicable governmental laws, rules, and regulations;

•	The prompt internal reporting of violations of this Code to the appropriate person or persons identified in this Code;

•	Accountability for adherence to this Code; and

•	Adherence to a high standard of business ethics.

Compliance with Laws, Rules and Regulations
The Company is committed to full compliance with the laws of all jurisdictions in which UTG conducts business.  All directors, officers, and employees should respect and obey all laws, rules, and regulations applicable to the business and operations of the Company. Although directors, officers, and employees are not expected to know all of the details of these laws, rules, and regulations, it is important to know enough to determine when to seek advice from supervisors, managers, officers or other appropriate Company personnel. Engaging in unfair or dishonest conduct is a violation of this Code and will negatively affect the Company’s reputation.

Conflicts of Interest

A “conflict of interest” exists when an individual’s private interest interferes in any way – or even appears to conflict – with the interests of the Company. A conflict of interest situation can arise when a director, officer, or employee takes actions or has interests that may make it difficult to perform his or her work on behalf of the Company in an objective and effective manner. Conflicts of interest may also arise when a director, officer, or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest, whenever possible, should be avoided. In particular, clear conflict of interest situations involving directors, officers, and employees who occupy supervisory positions or who have discretionary authority in dealing with any third party may include the following:

•	Any consulting or employment relationship with any customer, supplier, or competitor;

•	Any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities to the Company;

•	Any action that will require payment from corporate funds if such expenditure is not authorized or reimbursable under Company policy;

•	Any use of Company property, information, resource or position for personal gain or to compete with the Company in any way;

•	The receipt of non-nominal gifts or excessive entertainment from any organization with which the Company has current or prospective business dealings;

•	Being in the position of supervising, reviewing, or having any influence on the job evaluation, pay, or benefit of any family member; and

•	Selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable directors, officers, or employees are permitted to so purchase or sell.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut and further review and discussion may be appropriate. Any director or officer who becomes aware of a conflict or potential conflict should bring it to the attention of the Chief Executive Officer, the Chief Financial Officer, or legal counsel as appropriate in the circumstances. Any employee who becomes aware of conflict or potential conflict should bring it to the attention of a supervisor, manager, or other appropriate personnel.

Insider Trading

Directors, officers, and employees who have access to confidential information relating to the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical and against Company policy but is also illegal. Directors, officers, and employees also should comply with insider trading standards and procedures adopted by the Company. If a question arises, the directors, officer, or employee should consult with the Company’s Chief Financial Officer.

Corporate Opportunities

Directors, officers, and employees are prohibited from taking for themselves personally or directing to a third party any opportunity that is discovered through the use of corporate property, information, or position without the consent of the Board of Directors. No director, officer, or employee may use corporate property, information, or position for improper personal gain, and no director, officer, or employee may compete with the Company directly or indirectly. Directors, officers, and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Competition and Fair Dealing

Each director, officer, or employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, service providers, competitors, and employees. No director, officer, or employee should take unfair advantage of anyone relating to the Company’s business or operations through manipulation, concealment, or abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

Antitrust –Any conduct that constitutes price fixing or agreeing with competitors as to the nature, extent or means of competition, or boycotting a vendor or customer in any market, is prohibited. Other conduct such as (1) making false statements about competitors or their products or services; (2) entering into an agreement (in certain circumstances) that requires a customer to use a Company product on an exclusive basis or tying the purchase of one company product to the purchase of another product; or (3) illegally obtaining the confidential information of a competitor, is inconsistent with UTG’s commitment to honesty and integrity and is a violation of this Code.

Violation of U.S. antitrust laws is a serious offense and can result in severe disciplinary action including termination, as well as prosecution leading to fines and imprisonment. All employees are responsible for full compliance with these antitrust laws.

Gifts and Entertainment –The purpose of business gifts and entertainment is a commercial setting is to create good will and sound working relationships, not to gain unfair advantage.

Gifts – No director, officer, or employee,  family member of a director, officer, or employee, or agent shall accept any gift from or give any gift to any third party beyond those courtesies deemed to be customary, reasonable and proper under the particular business circumstances. As a general rule, accepting or giving a gift having a value in excess of US $250, in any individual situation, is considered beyond what is customary, reasonable and proper. Inexpensive gifts of a promotional nature or social invitations that are considered customary, reasonable and proper under the business circumstances (such as a business meal) may be accepted. However, employees must decline:

•	Anything offered as a “quid pro quo” (as part of an agreement to do, or not to do, anything in return for the gift);

•	Any gift of cash or cash equivalents (such as gift certificates, loans, stock, stock options, etc.); or

•
Participating in any activity that they know would cause the person or party offering the gift or entertainment to violate any law, rule, regulation or the specific ethical standards of their own employer.

Entertainment – Providing or accepting entertainment in the course of an employee’s work-related activities must always have a legitimate business purpose and should not compromise the business judgment, impartiality or loyalty of those being entertained.

Directors, officers, and employees, family members of directors, officers, or employees, or agents  may accept a reasonable level of entertainment from business partners with whom UTG has or is seeking a business relationship. The term “reasonable” can vary depending upon the situation and the level and/or corporate positions of the parties involved, but in no event should the value of such entertainment, in any individual situation, exceed $250. Directors, officers, or employees may provide a reasonable level of entertainment to business partners, customers or other third parties with whom UTG has or is seeking a business relationship. Any entertainment, in any individual situation, with a value exceeding $250 shall be approved, in advance whenever possible, by a member of management  Such entertainment must not be offered if the director, officer, or employee knows that it would be prohibited by the specific policies of the other party. Frequent business entertainment or gifts, given to or received from the same party, even if within the acceptable monetary threshold in each instance, may still be considered a conflict of interest.

A director or officer should discuss with the Chief Executive Officer or Chief Financial Officer, and an employee should discuss with his or her supervisor, any entertainment, gifts or proposed gifts that the individual is not certain are appropriate.

Maintaining an Appropriate and Secure Work Environment

Human Capital– UTG is committed to protecting human resource assets by providing a work environment that is safe and free from discrimination and harassment that may affect an employee's terms or conditions of employment. The Company is committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.

Violence-Free Workplace –. Violence and threatening behavior are not permitted. The Violent Crime Control Act – Federal law makes it a crime for a financial institution to employ or do business with persons who have been convicted of certain crimes including felonies involving dishonesty or a breach of trust. Any director, officer, or employee who has been convicted of a felony after the commencement of his employment at UTG must notify the Company of that fact. Failure to notify the Company is a serious violation of this Code and is grounds for termination of employment.

Safety – UTG is dedicated to providing a secure working environment for officers, directors, and employees and establishing programs to ensure protection of employees, property and other assets. Employees should secure all personal and Company valuables at all times and report incidences of theft to a supervisor. Emergency situations should be reported immediately to a supervisor or Human Resources.

Drug-Free Workplace and Workforce – Directors, officers, and employees should report to work to perform their duties, free from the influence of illegal drugs or alcohol. The selling, distributing, purchasing, possessing, or consuming of illegal drugs in the workplace or while otherwise engaged in Company business will not be tolerated.

Privacy – UTG values the trust of its customers and is committed to the responsible management, use and protection of data it maintains about them. Respecting the privacy of the Company’s customers and protecting the security and confidentiality of their personal information is a top priority.  Federal and state laws, including the Gramm-Leach-Bliley Act and the Health Insurance Portability and Accountability Act, restrict the ways in which UTG can share customer information within and outside the Company. UTG has adopted a privacy policy to comply with these laws, to which the Company and all employees must adhere.

Company Funds and Assets – Maintaining Accurate and Complete Records

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.
It is the responsibility of each director, officer, and employee to ensure and protect the integrity of all Company assets. The Company is committed to maintaining a system of internal controls) that ensures compliance with all applicable laws, rules and regulations and promotes the full, fair, accurate, timely and understandable disclosure of information in all of the periodic reports and documents that the Company is required to file with regulatory and governmental authorities or that is contained in communications to the public.

Travel and Expense Reimbursement – Directors, officers, and employees must maintain accurate and complete records of all transactions in connection with personal reimbursement of business expenses.. Employees must never misrepresent facts or falsify records. If a director, officer or employee is not sure whether a certain expense is legitimate, the officer or employee should ask his or her supervisor or the Financial Accounting Department.

Financial Reporting – All payments and other financial transactions must be properly authorized by management, and accurately and completely recorded in the books and records of the Company consistent with generally accepted accounting principles and established Company policies and procedures. No undisclosed or unrecorded funds may be established for any purpose, nor may Company funds be placed in any personal or non-corporate account. Any deviation from generally accepted accounting standards and established Company policies is strictly prohibited. Any attempt to fraudulently influence, coerce, mislead, manipulate or interfere with the auditing of the Company’s financial statements is a violation of this Code and federal law.

The Company maintains orderly processes and procedures that must be followed to assure full, fair, accurate and timely disclosures to its shareholders and regulatory authorities and other public communications in keeping with its obligation under applicable law.  In the event that any existing or proposed Company policy, procedure, or practice, including all financial, accounting and auditing practices, causes a concern regarding any possible non-compliance, the employee should immediately bring that issue to the attention of his or her supervisor or other management.

Company Records – All of the Company’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform to both the applicable legal requirements and the Company’s system of internal controls. Officers and employees are prohibited from tampering with, manipulating, altering, removing or destroying records prior to the prescribed retention periods specified in the Company’s record retention policies or as required by law. Business agreements should be documented properly in writing, signed by the appropriate parties, and contain all terms agreed upon in accordance with all applicable corporate policies and applicable law.

Directors, officers and employees are prohibited from:

•	Violating any laws, external accounting requirements and Company procedures for reporting information of all types;

•	Making a false or misleading entry in a Company report or record;

•
Knowingly altering, destroying, mutilating or concealing any record or document, or attempting to do so, in order to impair the record’s integrity or availability for use in an official proceeding; and

•	Selling, transferring or disposing of Company assets without proper documentation and authorization.

Business records and communications often become public, and the Company and its officers and employees in their capacity with the Company should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. Officers and employees should use care and good judgment when creating all correspondence, voicemail, e-mail, and written documents on behalf of the Company to avoid inaccuracy or offensive language.

Officers and employees should create and maintain documents and records in the normal course of business as required by applicable laws, rules and regulations or a specific Company policy. Company records should be kept for the appropriate time period needed to comply with applicable laws and regulations, as well as the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, directors, officers, and employees should consult with the Company’s Chief Financial Officer or legal counsel before taking any action because it is critical that any impropriety or possible appearance of impropriety be avoided.

Protection and Proper Use of Company Assets

The Company has many valuable assets — including its people, property, information and reputation. It is the responsibility of the directors, officers, and employees to preserve and protect these assets, and to use them only in ways that promote the best interests of the Company. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company assets should be used for legitimate business purposes and should not be used for non-Company business. The Company’s Acceptable Use of Assets Policy provides clear parameters for the appropriate use of information technology provided by the Company and its subsidiaries.

The obligation to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property, marketing plans, databases, records, salary information, and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

Directors, officers, or employees leaving the Company, voluntarily or otherwise, are prohibited from removing, copying or disclosing any Company information, in whatever form, that is proprietary and/or confidential. Directors, officers and employees must not permit the unauthorized reproduction of software or other copyrighted or trademarked materials, or any other unauthorized use or misuse of any intellectual property belonging to or used by the Company.

Confidentiality

Directors, officers, and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its employees, customers, suppliers, joint venture partners, or others with who the Company is considering a business or other transaction except when disclosure is authorized by an executive officer or required or mandated by laws or regulations. Confidential information includes all non-public information that might be useful or helpful to competitors or harmful to the Company or its customers and suppliers, if disclosed.

Anyone given access to such records must safeguard them and maintain the confidentiality of any information contained in those records. The obligation to preserve confidential information continues even after employment ends.

Integrity in Government Relationships
The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign government or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.
In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer, or delivery to an official or employee of the U.S. government of a gift, favor, or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.
When representing the Company, directors, officers, and employees must use care in all contacts and dealings with government officials and their employees and must comply with all applicable laws, rules, regulations and corporate policies.

Economic and Trade Sanctions/OFAC

UTG must also comply with the various economic and trade sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). These sanctions programs prohibit a variety of commercial activities, including specific rules relating to insurance transactions, with specified countries as well as specific entities and individuals included on OFAC’s list entitled “Specially Designated Nationals and Blocked Persons” which can be found at the OFAC website at http://www.treas.gov/ofac/. All employees must understand the obligations under these policies to ensure that prohibited transactions do not occur.

Anti-Money Laundering (USA PATRIOT Act)

UTG is committed to complying with all applicable laws and regulations aimed at deterring terrorists and other criminals from using our free enterprise system to fund terrorist and other criminal activities, including the USA PATRIOT Act of 2001. Money laundering is the process of engaging in a financial transaction, or a series of transactions, that involves funds used for or derived from criminal activities. The USA PATRIOT Act makes it mandatory for financial services companies to have an anti-money laundering program that contains four basic components:

•	Internal Policies, Procedures and Controls;
•	Designation of a Compliance Officer;
•	An Independent Audit Function; and
•	Ongoing Employee Training

UTG is committed to meeting these requirements. All employees and business partners must comply fully with the laws and regulations designed to combat money laundering and the financing of terrorism.  Under no circumstances may any employee knowingly facilitate or participate in any money laundering activity. Any employee who does so will be subject to severe disciplinary action, including possible termination of employment, and may be referred to federal or state law enforcement and regulatory agencies for consideration of civil and criminal penalties.
Investigations and Legal Proceedings

Employees who become aware of a governmental investigation that concerns any business operation of the Company must not conduct their own investigations. It is the responsibility of the Company’s senior management to determine whether to conduct an internal investigation, as well as to determine the scope and methods to be employed in conducting any such investigation. Most investigations involve complex legal and business issues and an employee attempting to investigate such matters may compromise the integrity of the investigation. If the results of any internal or governmental investigation warrant corrective action, senior management will determine the appropriate steps to be taken and will be responsible for implementation of any such remedial or preventative measures.

Participation in an Investigation – All directors, officers, and employees have the duty to cooperate fully with any internal investigation conducted by the Company.  Directors, officers and employees must be truthful in all dealings with internal or governmental investigators, and must not:
•	Destroy, alter, or conceal any documents or other potentially relevant evidence in anticipation of, or in reaction to, a request from any governmental or regulatory authority or any court;
•	Lie or otherwise make misleading statements in connection with any federal, state or local government or law enforcement agency investigation, or any internal investigation by the Company;
•	Obstruct, fraudulently influence or impede any external or internal investigation or inquiry or make any improper attempt to do so; and
•	Attempt to cause any other Company employee or any third party to destroy evidence, to provide false or misleading information or otherwise to obstruct any investigation.

This Code does not prohibit a director, officer or employee from providing information or assisting in an investigation conducted by a federal regulatory or law enforcement agency, any member of Congress or any committee of Congress, or a supervisor of the employee (or another Company official who has the authority to investigate the alleged misconduct) in connection with conduct that the employee reasonably believes constitutes a violation of criminal fraud statutes or any rule or regulation of the Securities and Exchange Commission. If any employee becomes involved as a third party in any federal, state or local law enforcement agency investigation or inquiry, in a matter not related to Company business (e.g., as a witness to a crime or accident), the director, officer, or employee is encouraged to cooperate fully with the proper authorities.

Communications
Contact with the News Media – All requests for interviews and/or comments from national and local news media should be referred immediately to the Executive Department.

Contact with Investors – All requests for financial information about UTG and its subsidiaries received from investors should be directed to the Executive Department.

Reporting Violations of the Code

Violations of this Code of Ethics could result in discipline up to and including termination.

Where to Report Violations – Violations of this Code may be reported using one or more of the following methods:

1.
Talk to a supervisor. Whenever possible, employees should discuss the matter with their supervisor. Employees and supervisors are encouraged to work together to achieve a fair resolution of the alleged violation, problem or issue. Supervisors also have a responsibility to document the reported issue and to provide a copy of the report to senior management. If the issue remains unresolved to the satisfaction of the reporting person, or if a particular situation does not allow that employee to seek assistance from his direct supervisor, he should contact senior management.

2.
Operating Committee.  If an employee’s supervisor is involved in the reportable incident or if the supervisor is otherwise unapproachable, the employee should seek out a member of the UTG Operating Committee.

3.	Contact the Audit Committee of the UTG Board of Directors. The Audit Committee members and their phone numbers are listed below:

John Cortines	Thomas Harmon	Gabriel Molnar
7728 Strawberry Estates Drive	13 Forest Ridge	12910 Shelbyville Rd. #200
Georgetown, TN 37336	Springfield, IL 62712	Louisville, KY 40243
407-650-3663	217-243-8615	502-254-5001

IN ALL CASES, REPORTS WILL BE TREATED AS CONFIDENTIALLY AS POSSIBLE.

Prohibition Against Retaliation – The Company prohibits retaliation against an individual for reporting an activity that the director, officer, or employee, in good faith, believes to be a violation of any law, rule, regulation or provision of this Code. Retaliation or reprisals against employees are considered a violation of this Code. Any director, officer, or employee who believes he or she is the subject of any form of retaliation should report the matter to a supervisor, a member of the Operating Committee or a member of the Audit Committee. Further, federal law makes it a crime to retaliate against a person (including with respect to their employment) for providing truthful information to a law enforcement agency or officer relating to the possible commission of any federal crime.

Certification Requirements
Every employee is responsible for maintaining the standards of ethical conduct as set forth in this Code. To help ensure compliance with the Code, UTG requires all employees to certify, upon initial employment and at the time a new or substantially revised code is distributed, that they have received and read the Code and fully understand their responsibilities to comply with the Code.

An initial certification form will be distributed for completion soon after employees complete Company-provided training on the Code. New employees will receive training on the Code upon joining the Company. Employees also will receive additional training on the Code whenever a new or substantially enhanced version of the Code is adopted. Periodic training will be conducted for all employees as necessary. Managers and supervisors are responsible for ensuring that all employees under their supervision have undergone any required training.

The UTG senior management will monitor the training and certification process for adequacy and compliance. Failure to comply with the required certification process or the requirements of the Code will result in appropriate disciplinary action, up to and including termination of employment.  The Certification Form is immediately following.

UTG and Subsidiaries
Code of Ethics and Business Conduct

Certification Form

THE SIGNING OF THIS FORM IS A REQUIREMENT FOR ALL DIRECTORS, OFFICERS, AND EMPLOYEES UPON INITIAL EMPLOYMENT AND AT THE TIME A NEW OR SUBSTANTIALLY REVISED CODE IS DISTRIBUTED.

I hereby certify and acknowledge that:

I have received and read UTG’s Code of Ethics and Conduct.  I fully understand my responsibility to comply with the Code.

I recognize that failure to comply with the provisions of the Code may subject me to appropriate disciplinary action, up to and including termination of employment.

______________________________ ____________________________________
(Date) (Signature of Director, Officer, or Employee)

Please return this form to your immediate supervisor or the person otherwise designated by the Company to collect this document.